EXHIBIT 10.1

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of April 27, 2015, by and between Merchants Bancshares, Inc., a Delaware corporation (“Merchants”), and the undersigned holder (“Shareholder”) of the common stock, par value $0.01 per share (“Common Stock”), of NUVO Bank & Trust Company, a Massachusetts-chartered banking corporation (“NUVO”). Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

Concurrently with the execution of this Agreement, Merchants and NUVO have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of NUVO with and into Merchants Bank, a Vermont-chartered banking corporation and wholly-owned subsidiary of Merchants (the “Merger”).

The NUVO Board of Directors has (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of NUVO’s shareholders, (ii) approved the Merger Agreement and declared it be advisable and (iii) resolved to recommend that NUVO’s shareholders approve the Merger Agreement.

It is a condition to the willingness of Merchants to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and Merchants agree as follows:

1. Ownership of Shares, Options and Warrants. Schedule A attached hereto lists all of the shares of NUVO Common Stock beneficially owned by the Shareholder, including Jointly Owned Shares (as hereinafter defined) and shares of restricted stock, whether or not vested (all of such shares, together with all shares of NUVO Common Stock subsequently acquired by Shareholder during the term of this Agreement, are referred to herein as the “Shares”). Schedules B and C, respectively, attached hereto list all stock Options and Warrants owned of record or beneficially by the Shareholder. For purposes of this Agreement, the Shareholder’s “beneficial ownership” of Shares, Options and Warrants shall be determined in accordance with Rule 13d-3 under the Exchange Act.

2. Agreement to Vote Shares. The Shareholder agrees that, prior to the Extended Expiration Date (as hereinafter defined), at any meeting of the shareholders of NUVO, or any adjournment(s) or postponement(s) thereof, or in connection with any written consent of the shareholders of NUVO, with respect to the Merger Agreement or any of the transactions contemplated thereby or any Acquisition Proposal (together, the “NUVO Shareholder Meeting”), the Shareholder shall:

(a)	appear at the NUVO Shareholder Meeting or otherwise cause the Shares to be represented at such meeting and to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), or execute and deliver a written consent (or cause a consent to be executed and delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (including any shares of restricted stock, whether or not vested) (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of NUVO contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that would preclude fulfillment of a condition under the Merger Agreement to NUVO’s and Merchants’ respective obligations to consummate the Merger; and (iii) against any Acquisition Proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

3. Application to Jointly Owned Shares. The Shareholder shall use his or her reasonable best efforts to ensure that all Jointly Owned Shares are voted in accordance with this Agreement and are otherwise subject to its terms and restrictions, including the restrictions on transfer set forth in Section 5. For purposes of this Agreement, “Jointly Owned Shares” means any Shares of NUVO Common Shares beneficially owned by the Shareholder as to which the Shareholder has joint or shared voting power with any other person, including such Shareholder’s spouse.

4. Expiration Date and Extended Expiration Date. As used in this Agreement, (i) the term “Expiration Date” shall mean the earliest to occur of (x) except as otherwise provided in clause (ii) of this sentence, the day following the NUVO Shareholder Meeting at which the Merger Agreement is approved, (y) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof, or (z) upon mutual written agreement of the parties hereto to terminate this Agreement; and (ii) the term “Extended Expiration Date” shall mean the earliest to occur of (x) the Effective Time of the Merger, (y) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof, or (z) upon mutual written agreement of the parties hereto to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

5. No Transfer of Shares. The Shareholder agrees that, prior to the Expiration Date, the Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, (i) sell, assign, transfer, pledge, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 6(c)), any Shares, (ii) enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares, (iii) deposit any Shares in a voting trust or enter into a voting agreement or similar agreement with respect to any Shares or grant any proxy or power of attorney with respect thereto, or (iv) take any action that would immediately or with the passage of time make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of restricting, limiting or interfering with the performance of the Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, the Shareholder may make (i) transfers of Shares by will or by operation of law, in which case this Agreement shall bind the transferee; (ii) transfers of Shares in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to (y) the Shareholder providing at least three (3) Business Days prior written notice to Merchants, and (z) the transferee agreeing in writing to be bound by the terms of, and to perform the obligations of the Shareholder under, this Agreement; and (iii) any other transfers that Merchants may otherwise agree to in writing in its sole discretion.

6. Representations and Warranties of Shareholder. Except as disclosed on Schedule A hereto, the Shareholder hereby represents and warrants to Merchants as follows:

(a)	Authority. The Shareholder has the full power and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder.

(b)

Binding Effect. This Agreement has been duly executed and delivered by the Shareholder and (assuming this Agreement constitutes a valid and binding agreement of Merchants) is a valid and legally binding agreement with respect to the Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(c)

No Liens. Except as otherwise disclosed on Schedule A, none of the Shares listed on Schedule A, is subject to any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares.

(d)

Conversion of Shares, Cancellation of Options and Replacement of Warrants in the Merger. The Shareholder acknowledges that, at the Effective Time, (i) then outstanding Shares listed on Schedule A (including any restricted shares of Common Stock the vesting of which occurs prior to or accelerates at the Effective Time) shall be cancelled and converted into the right to receive shares of Merchants Common Stock in accordance with the Exchange Ratio, or $7.15 in cash, or a combination of both, subject to the election and allocation procedures in Section 2.06 of the Merger Agreement; (ii) any outstanding Options listed on Schedule B will be cancelled in exchange for the Option Cancellation Payment, as provided in Section 2.02 of the Agreement; (iii) outstanding Organizer Warrants (if any) listed on Schedule C will be exchanged for replacement Warrants issued by Merchants; and (iv) outstanding 2013 Warrants (if any) listed on Schedule C will be exchanged for replacement Warrants issued by Merchants or the 2013 Warrant Cancellation Payment, as provided in Section 2.03 of the Agreement.

(e)

No Conflict. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw, operating agreement or other organizational document of the Shareholder.

(f)

No Consent Required. The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by the Shareholder except for applicable requirements, if any, of the Change in Bank Control Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Shareholder of his or her obligations under this Agreement in any material respect.

(g)

Litigation. As of the date hereof, to the knowledge of the Shareholder, there is no action, proceeding or investigation pending or threatened against the Shareholder that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement.

7. After Acquired Shares. The Shareholder shall promptly notify Merchants in writing of the nature and amount of any Shares acquired by Shareholder after the date of this Agreement. Upon acquisition by the Shareholder, such after-acquired Shares shall become subject to the terms of this Agreement in all respects, and the Shareholder shall be deemed to have made each of the representations and warranties set forth in Section 6 above as to such Shares as of the date of their acquisition.

8. Irrevocable Proxy. Subject to the last sentence of this Section 8, by execution of this Agreement, the Shareholder does hereby appoint Merchants with full power of substitution to any executive officer or affiliate of Merchants, as the Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of the Shareholder’s rights with respect to the Shares, to vote, if the Shareholder is unable or unwilling to perform his or her obligations under this Agreement, each of such Shares that the Shareholder shall be entitled so to vote with respect to the matters set forth in Section 2 hereof at any NUVO Shareholder Meeting, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of NUVO taken by written consent. The Shareholder (i) intends this proxy to be irrevocable and coupled with an interest hereafter until the Extended Expiration Date; (ii) hereby revokes any proxy previously granted by the Shareholder with respect to all or any part of the Shares; and (iii) prior to the Extended Expiration Date, at the request of Merchants, will acknowledge the renewal of the irrevocable proxy granted herein, on or before any expiration date of such proxy under MGL Ch. 172, section 12. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Extended Expiration Date of this Agreement.

9. No Solicitation. From and after the date of this Agreement until the Extended Expiration Date, the Shareholder shall not (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Merchants) any information or data with respect to NUVO or otherwise relating to an Acquisition Proposal, (iii) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (iv) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (v) initiate a shareholders’ vote or action by consent of NUVO’s shareholders with respect to an Acquisition Proposal, or (vi) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act), or “act in concert” with others within the meaning of the Change in Bank Control Act, with respect to any voting securities of NUVO for the purpose of taking any action in support of an Acquisition Proposal. Without limiting the generality of the foregoing, the Shareholder further agrees not to authorize, directly or indirectly any representative, advisor or agent of such Shareholder to undertake any of the actions prohibited in the preceding sentence.

10. Specific Enforcement. The Shareholder acknowledges and agrees that (i) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (ii) Merchants is relying on such covenants in connection with entering into the Merger Agreement and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause Merchants irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, the Shareholder agrees that Merchants shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Shareholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and shall be Merchants’ sole remedy under this Agreement unless Merchants shall have sought and been denied injunctive remedies, and such denial is other than by reason of the absence of violation of such covenants, obligations or agreements.

11. Capacity as Shareholder. The Shareholder is executing this Agreement solely in his or her capacity as a shareholder of NUVO. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Shareholder (i) from exercising his or her duties and obligations as a director of NUVO or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of NUVO, or (ii) if the Shareholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his or her duties and obligations as a trustee or fiduciary of such ERISA plan or trust.

12. Public Disclosure. The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, without the prior written consent of Merchants. The Shareholder hereby permits Merchants to publish and disclose in any document and/or schedule filed by Merchants with the Securities and Exchange Commission such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments and obligations pursuant to this Agreement.

13. No Waivers. No waivers of any breach of this Agreement extended by Merchants to the Shareholder shall be construed as a waiver of any rights or remedies of Merchants with respect to any other shareholder of NUVO who has executed an agreement substantially in the form of this Agreement with respect to Shares beneficially owned by such shareholder or with respect to any subsequent breach of the Shareholder or any other such shareholder of NUVO. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

14. Entire Agreement; Amendments; Third Party Beneficiary. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. Merchants Bank shall be deemed an intended third party beneficiary of this Agreement and shall be entitled to enforce its provisions as though a party hereto.

15. Further Assurances. From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Merchants may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

16. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

18. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

19. Assignment. This Agreement may not be assigned by a party without the prior written consent of the other party. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

20. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

21. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MERCHANTS BANCSHARES, INC.

By:
Name: Michael R. Tuttle
Title: President and Chief Executive Officer

SHAREHOLDER

Name:
Title:*

_________________

* If signing in representative capacity, please indicate title.